Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Second Quarter 2011 Financial and Operating Results

Whiting Hits New Williston Basin Production Record of 58,105 BOE/D (Gross) and 31,161 BOE/D (Net) on July 19, 2011

Bakken Discovery Well at Hidden Bench Prospect Completed Flowing 3,092 BOE/D

Niobrara Discovery Well at Redtail Prospect Flows 1,321 BOE/D

Big Tex First Horizontal Well, Bissett 9701, Producing 788 BOE/D After Fracture Stimulation

Capital Budget Raised to $1,600.0 Million from $1,350.0 Million

Company Reports Q2 2011 Net Income Available to Common Shareholders of $202.9 Million or $1.71 per Diluted Share and Adjusted Net Income of $120.3 Million or $1.02 per Diluted Share

Q2 2011 Discretionary Cash Flow Totals a Record $313.3 Million

DENVER – July 27, 2011 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the second quarter of 2011 totaled 5.84 million barrels of oil equivalent (MMBOE), of which 4.79 million barrels were crude oil/natural gas liquids (82%) and 1.05 MMBOE was natural gas (18%).  This second quarter 2011 production total equates to a daily average production rate of 64,120 barrels of oil equivalent (BOE), which compared to the 64,600 BOE average daily rate in the second quarter of 2010.

After three weeks of mostly dry weather, we are making good progress fracing new wells and returning wells to production.  In the Williston Basin, we reached a new production record of 58,105 BOE per day gross (31,161 net) on July 19, 2011.  Our Sanish field is also coming back strong after first half 2011 inclement weather, reaching 44,102 BOE per day gross (22,817 net) on July 19, 2011.

We currently have two full-time dedicated frac crews and one half-time frac crew working in the Williston Basin and believe they are capable of fracing approximately 18 to 20 wells per month between now and year-end 2011.  Therefore, we expect to reduce our current 44-well inventory of operated wells waiting on completion to below 25 by November 30, 2011.  Based on our current drilling rig count of 17 rigs working in the Williston Basin, 20 to 25 wells being prepared for completion represents a typical inventory.

We have 11 service units running in the Sanish field and are making good progress in placing back into production wells that were shut-in during the inclement weather due to muddy roads.  As of July 15, 2011, we had 27 wells waiting for a service unit.  We expect this inventory to be eliminated by September 30, 2011.

We reported in our news release of June 8, 2011, that our Seep Ridge Gas Pipeline in Uintah County, Utah was shut-in for repairs on April 16, 2011.  The pipeline was back on stream June 14, 2011 and is currently at full capacity.  We are transporting 21.9 million cubic feet (MMcf) of gas per day net to Whiting’s interests from the Flat Rock and Chimney Rock fields.

In addition on June 8, 2011, we reported that we were experiencing under-deliveries of CO2 contract quantities from our North Ward Estes field CO2 supplier.  The shortfall was approximately 25 MMcf per day below our contracted delivery volume of 134 MMcf per day.  Currently, we are receiving 122 MMcf per day and expect to resume delivery of full contract quantities by September 30, 2011.  Further, we have recently signed two new CO2 supply contracts for additional quantities of CO2 that we expect to be sufficient to fully execute our development plans at North Ward Estes for several years.  More details are included later in this news release.

Second Quarter 2011 Financial Results
Discretionary cash flow in the second quarter of 2011 totaled a record $313.3 million, representing an increase of 37% over the $228.2 million reported for the same period in 2010.  The increase in discretionary cash flow in the second quarter of 2011 versus the comparable 2010 period was primarily the result of a 29% increase in the Company’s realized oil price (net of hedging), including the price of natural gas liquids (NGLs).  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

In the second quarter of 2011, Whiting reported net income available to common shareholders of $202.9 million, or $1.73 per basic share and $1.71 per diluted share, on total revenues of $481.2 million.  This compared to net income available to common shareholders of $119.9 million, or $1.18 per basic share and $1.06 per diluted share, on total revenues of $377.6 million in the second quarter of 2010.

The Company’s second quarter 2011 results include after-tax unrealized derivative gains of $84.5 million, or $0.71 per diluted share.  Excluding this gain and certain other items, Whiting reported second quarter 2011 adjusted net income available to common shareholders of $120.3 million, or $1.02 per basic and diluted share.  This compared to second quarter 2010 adjusted net income available to common shareholders of $72.2 million, or $0.71 per basic share and $0.66 per diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

First Six Months 2011 Financial Results
Discretionary cash flow in the first six months of 2011 totaled $597.4 million, representing an increase of 35% over the $442.7 million reported for the same period in 2010.  The increase in discretionary cash flow in the first half of 2011 versus the comparable 2010 period was primarily the result of a 23% increase in the Company’s realized oil price (net of hedging), including the price of NGLs.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

In the first six months of 2011, Whiting reported net income available to common shareholders of $222.0 million, or $1.89 per basic share and $1.87 per diluted share, on total revenues of $913.4 million.  This compared to net income available to common shareholders of $201.1 million, or $1.97 per basic share and $1.79 per diluted share, on total revenues of $728.9 million in the first six months of 2010.

Excluding after-tax unrealized derivative gains and losses and certain other items, Whiting reported first half 2011 adjusted net income available to common shareholders of $221.2 million, or $1.89 per basic share and $1.87 per diluted share.  This compared to first half 2010 adjusted net income available to common shareholders of $134.7 million, or $1.32 per basic share and $1.23 per diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

James J. Volker, Whiting’s Chairman and CEO, commented, “Our two recent discoveries at Redtail and Hidden Bench, our new wells at Sanish and Lewis & Clark and our encouraging results at Big Tex demonstrate our strategy and ability to develop new oil play areas for future multi-rig development while successfully executing on our existing large scale resource plays.  This course of action resulted in our decision to increase our capital budget to $1.60 billion from $1.35 billion.”

Mr. Volker continued, “We hold more than 680,000 net acres in the Bakken/Three Forks Hydrocarbon System (please refer to the map on page 11) that we believe will provide increased production and reserve additions.  We added 76,000 net acres in the Williston Basin during the second quarter.  With our planned development in these new areas and our existing core properties, we expect a strong second half in 2011.”

2011 Capital Budget Increased to $1,600.0 Million from $1,350.0 Million
Whiting has increased its 2011 capital budget to $1,600.0 million from $1,350.0 million.  Of this $250.0 million increase, we expect to invest approximately $90.0 million in additional land acquisitions.  We have increased our acreage acquisition budget to $200.0 million from $110.0 million.  We expect to invest the remaining $160.0 million in drilling.  New plays receiving a portion of this funding in 2011 include the Hidden Bench prospect in McKenzie County, North Dakota (18 additional wells), the Cassandra prospect in Williams County, North Dakota (6 additional wells), the Starbuck prospect in Richland County, Montana (5 additional wells), and our Redtail Niobrara prospect in Weld County, Colorado (4 additional wells).  The increased budget is expected to be funded through internal cash flow and bank borrowings from our line of credit.

Recent Notable Well Results
The following table summarizes recent notable results from Whiting-operated wells:

Area	County	State	Well Name	WI%	NRI%	IP (BOE/d) 24 Hour Test
Hidden Bench	McKenzie	ND	Arnegard 21-26H	50.5	40.4	3,092
Hidden Bench	McKenzie	ND	Rovelstad 21-13H	48.9	39.2	2,450
Sanish	Mountrail	ND	Nesheim 11-24XH	91.9	73.5	3,752
Sanish	Mountrail	ND	Brookbank State 41-16XH	58.9	47.1	2,835
Sanish	Mountrail	ND	Oppeboen 14-5WH	72.8	58.3	2,294
Sanish	Mountrail	ND	Vangen 11-3TFH	65.6	53.3	1,338
Lewis & Clark	Billings	ND	Clemens 34-9TFH	98.7	78.9	2,108
Lewis & Clark	Stark	ND	Richard 21-15TFH	100.0	80.0	1,028
Big Island	Golden Valley	ND	Maus 23-22 (1)	100.0	80.0	282

Redtail	Weld	CO	Wild Horse 16-13H (2)	100.0	80.0	1,321
Big Tex	Pecos	TX	Bissett 9701	100.0	75.0	788

(1)	Vertical Red River Completion.
(2)	Cleaning up after frac.

Hidden Bench Prospect.  Whiting completed the Arnegard 21-26H discovery well at its Hidden Bench prospect flowing 2,423 barrels of oil and 4,012 thousand cubic feet (Mcf) of gas or 3,092 BOE per day from an 8,913-foot lateral in the Bakken formation on June 23, 2011. The flow rate was gauged on a 48/64-inch choke with a flowing casing pressure of 900 psi. The well, which was drilled to a vertical depth of approximately 11,490 feet, was fracture stimulated in a total of 30 stages, all using sliding sleeves.  Whiting owns 59,170 gross (30,905 net) acres in the Hidden Bench prospect, located in McKenzie County, North Dakota.  The Company plans to drill a total of 11 operated wells in the prospect in 2011.

Also at Hidden Bench, Whiting completed the Rovelstad 21-13H flowing 1,880 barrels of oil and 3,419 Mcf of gas (2,450 BOE) per day on June 15, 2011.  The well was tested on a 48/64-inch choke with a flowing casing pressure of 700 psi and was fracture stimulated in a total of 30 stages, all using sliding sleeves.  The Rovelstad well is located approximately two miles northeast of the Arnegard well.

Redtail Prospect.  Whiting completed the Wild Horse 16-13H discovery well at its Redtail prospect flowing 1,061 barrels of oil and 1,561 Mcf of gas (1,321 BOE) per day from the Niobrara formation at a vertical depth of 6,762 feet.  The flow rate, which was taken on June 16, 2011, was gauged on a one-inch choke with a flowing casing pressure of 270 psi. The Wild Horse 16-13H was fracture stimulated in 21 stages, all using sliding sleeve technology.  The well’s lateral length was 4,113 feet.  The Wild Horse 16-13H produced at an average rate of 454 BOE per day during its first 30 days of production.  Based on the results of this well, Whiting added four wells to its 2011 drilling program at Redtail.  As of July 15, 2011, Whiting had acquired 103,880 gross (75,701 net) acres in the Redtail prospect in the Denver Julesburg Basin.  Our average acreage cost to date is $462 per net acre, and we have an average working interest of 73% and an average net revenue interest of 61%.

Our first three horizontal wells at Redtail, the Pawnee 16-13H, the Terrace 36-11H and the Chalk Bluffs 36-13H, were completed with initial flow rates of 141 BOE per day, 105 BOE per day and 99 BOE per day.  We believe that the higher production rates exhibited at the Wild Horse well were primarily the result of changing the well orientation to a northeast azimuth from an east to west orientation and modifying our frac design, including our frac fluid.  We expect our next well at Redtail, the Two Mile Creek 22-13H, to be completed by the end of July 2011.

Big Tex Prospect.  Whiting fraced its first horizontal well at the Big Tex prospect the first week of July 2011.  The Bissett 9701, located in the Delaware Basin in Pecos County, Texas, produced 788 BOE per day (92% oil) from the Wolfbone on July 25, 2011.  The well is still cleaning up after frac.  The well’s 3,610-foot lateral was fracture stimulated in a total of 16 stages, all using sliding sleeves.

As of July 15, 2011, Whiting had accumulated 116,494 gross (88,062 net) acres in our Big Tex prospect area in Pecos, Reeves and Ward Counties, Texas in the Delaware Basin.  Our average acreage cost to date is $540 per net acre, and we have an average working interest of 76% and an average net revenue interest of 57%.

Big Island Prospect.  At our Big Island prospect in Golden Valley County, North Dakota, we completed the Maus 23-22 pumping 282 barrels of oil per day from the Red River formation at a depth of approximately 12,450 feet.  This is a conventional vertical well that we believe sets up four more tests of adjacent Red River prospects.  We estimate EURs in this area at 400,000 BOE for a completed well cost of only approximately $3.8 million.

Operations Update

Core Development Areas

Bakken and Three Forks Development
Lewis & Clark Prospect.  Whiting completed the Clemens 34-9TFH in the Three Forks formation flowing 1,919 barrels of oil and 1,137 Mcf of gas (2,108 BOE) per day on June 29, 2011.  The well was tested on a 48/64-inch choke with a flowing casing pressure of 544 psi.  The Clemens well, which was drilled on the north-central portion of the Lewis & Clark prospect in Billings County, North Dakota, was fracture stimulated in a total of 30 stages.  The new producer was drilled approximately five miles east of the Federal 32-4TFH discovery well, which was completed in the Three Forks formation flowing 1,970 BOE per day on November 25, 2009.

Also at Lewis & Clark, Whiting completed the Richard 21-15TFH in the Sanish Sand flowing 865 barrels of oil and 977 Mcf of gas (1,028 BOE) per day on May 22, 2011.  The well was tested on a 20/64-inch choke with a flowing casing pressure of 483 psi.  The Richard well, which was drilled on the southeast side of the prospect in Stark County, North Dakota, was fracture stimulated in a total of 30 stages.

We own 387,351 gross (254,818 net) acres in the Lewis & Clark prospect, which is more than three and a half times larger than our Sanish field.  At Lewis & Clark, Whiting has a controlling interest in 164 1,280-acre spacing units with an average working interest of 64%.  Based on production to date at Lewis & Clark, it appears that these wells have a relatively shallow decline rate.  Therefore, we continue to believe that our wells at Lewis & Clark will have Estimated Ultimate Recoveries (EURs) in the 300,000 to 500,000 BOE range.

Whiting’s net production from the Lewis & Clark prospect averaged 2,640 BOE per day in the second quarter of 2011, up 93% from the 1,370 BOE per day average in the first quarter of 2011.  From April 15 through July 15, 2011, Whiting completed 10 new wells at Lewis & Clark, bringing the total number of producing operated wells to 26.  The average initial production rate for the 10 new wells came to 647 BOE per day.  As of July 15, 2011, there were nine wells being completed or awaiting completion and six wells were being drilled.  We currently have six drilling rigs operating in this project, and we expect to average eight rigs working from September through December.  Based on well results to date, we plan to step up activity in the Stark County and Billings County portions of the prospect in the second half of 2011.

New Pronghorn Gas Plant.  In early April 2011, Whiting broke ground on the construction of a gas processing plant at Lewis & Clark.  The Pronghorn Gas Plant, formally named the Belfield Gas Plant, is located near Belfield, North Dakota.  The Pronghorn Gas Plant will have an initial inlet capacity of 30 MMcf of gas per day and is expected to be completed by November 2011.

Sanish Field.  The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the second quarter and in June 2011:

Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	2nd Qtr 2011			June 2011
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	41,748	1,687,962	1,729,710	12,919	536,977	549,896
Non-Operated	307,065	178,893	485,958	99,151	63,756	162,907
	348,813	1,866,855	2,215,668	112,070	600,733	712,803

Daily BOE	3,835	20,515	24,350	3,735	20,025	23,760	(1)

(1) Includes approximately 1,190 net BOE per day of NGLs and natural gas from plant operations.

Whiting’s net production from the Middle Bakken and Three Forks formations in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 24,350 BOE per day in the second quarter of 2011 in the face of extreme weather, a decrease of 6% from the 26,010 BOE average daily rate in the first quarter of 2011.

In the Sanish field, we completed the Nesheim 11-24XH flowing 3,502 barrels of oil and 1,500 Mcf of gas (3,752 BOE) per day on July 14, 2011.  The cross-unit well flowed on a 48/64-inch choke with a flowing casing pressure of 720 psi.  The well was fracture stimulated in a total of 30 stages, all using sliding sleeve technology.  The new producer was drilled on the east-central side of the Sanish field.

Also in the Sanish field, Whiting completed the Brookbank State 41-16XH flowing 2,503 barrels of oil and 1,990 Mcf of gas (2,835 BOE) per day on June 10, 2011.  This cross-unit well flowed on a 52/64-inch choke with a flowing casing pressure of 700 psi.  The well was fracture stimulated in a total of 21 stages, all using the plug & perf method.

Whiting recently completed its second wing well in the Sanish field.  The Oppeboen 14-5WH was completed flowing 2,198 barrels of oil and 581 Mcf of gas (2,294 BOE) per day on July 15, 2011.  The well’s flow rate was gauged on a 20/64-inch choke with a flowing casing pressure of 1,233 psi.  The well’s 6,176-foot lateral was fracture stimulated in a total of 22 stages, all using sliding sleeves.    Whiting has a total of up to 81 potential wing well locations in Sanish field.  A wing well is normally a well drilled within a typical east-west trending 1,280-acre unit near the north or south lease line with an approximate 7,000-foot lateral.

Whiting also saw strong results from a Three Forks well in the Sanish field.  The Vangen 11-3TFH was tested flowing 1,200 barrels of oil and 830 Mcf of gas (1,338 BOE) from the Three Forks formation on June 25, 2011.  The flow rate was gauged on a 40/64-inch choke with a flowing casing pressure of 409 psi.  The well was drilled on the south-central side of the Sanish field.

Whiting owns 106,898 gross (65,056 net) acres in the Sanish field, located in Mountrail County, North Dakota.  Whiting’s net production from the Sanish field in the second quarter of 2011 averaged 20,515 BOE per day, a decrease of 5% from the first quarter 2011 average rate of 21,685 BOE per day.  The decrease was due to well completion delays and downtime resulting from inclement weather in North Dakota.  Compared to the second quarter 2010 average rate of 20,045 BOE per day, production in the second quarter of 2011 was up 2%.

From April 15 through July 15, 2011, Whiting completed five operated Bakken wells and three operated Three Forks wells in the Sanish field.  The average initial production rate for the five Bakken wells came to 2,614 BOE per day, while the initial production rates for the three Three Forks wells averaged 811 BOE per day.  The eight new completions bring to 171 the number of Whiting-operated wells in the Sanish field as of July 15, 2011.  Including non-operated wells, there were 243 producing wells in the Sanish field as of July 15, 2011.  The Company plans to continue with its current nine operated drilling rig count in the Sanish field through 2013.  In 2011, Whiting intends to drill 95 operated wells (52.7 net wells) in the field, of which 70 are planned Three Forks wells, 15 are cross-unit Bakken wells, seven are Bakken infill wells and three are wing wells.  Whiting has contracted two full-time dedicated frac crews and a half-time crew that started the last week of June 2011 working in the Williston Basin that we believe are capable of fracture stimulating 18 to 20 wells per month.  As of July 15, 2011, 29 operated wells and six non-operated wells were being completed or awaiting completion and eight operated wells and two non-operated wells were being drilled in the Sanish field.

The 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota is currently transporting approximately 33,000 barrels per day, which represents approximately 85% of Whiting’s gross operated Sanish production.  This 8-inch diameter line has a capacity of approximately 65,000 barrels of oil per day.  The Company is currently saving between $1.00 and $2.00 per barrel in transportation costs for each barrel that is transported through the pipeline rather than being transported by truck.

Robinson Lake Gas Plant.  During the second quarter of 2011, a fractionation facility and a second NGL train were brought online at the Robinson Lake Gas Plant.  As of July 8, 2011 the plant is processing 39.6 MMcf of gas per day (gross).  The plant has a processing capacity of 90 MMcf of gas per day.  Currently, there is inlet compression in place to process 70 MMcf per day, and compression will be added as the processing demand increases.  Whiting owns a 50% interest in the plant.  The plant receives 25% of the net proceeds from natural gas and NGLs processed at the plant.  As of July 8, 2011, sales from the plant were 30.9 MMcf of gas and 4,372 barrels of NGLs per day, from which Whiting was netting 3.9 MMcf of gas and 546 barrels of NGLs per day due to its 50% plant ownership.

Williston Basin Land Position.  Whiting increased its acreage position in the Bakken / Three Forks Hydrocarbon System of the Williston Basin to 1,102,302 gross acres from 999,972 gross acres and to 680,137 net acres from 603,702 net acres.  This includes 62,180 gross (41,332 net) acres in Richland County, Montana acreage, referred to as the Missouri Breaks prospect, which is prospective in both the Bakken and Three Forks formations.  The Company expects to drill at least one well at Missouri Breaks in the second half of 2011.  Whiting’s average cost for its entire Williston Basin acreage is currently $419 per net acre.

STARBUCK
87,378 Net Acres
7 Wells in 2011
Target: M. Bakken & 3Fks
CASSANDRA
13,842 Net Acres
8 Wells in 2011
1 rig active
Target: M. Bakken
SANISH
65,056 Net Acres
95 Wells in 2011
9 rigs active
Target: M. Bakken & 3Fks
TARPON
6,265 Net Acres
1 Well in 2011
Target: M. Bakken
BEXP
Gobbs 17-8 1H
1818 boe/d
MISSOURI BREAKS
41,332 Net Acres
1 Well in 2011
Target: M. Bakken & 3Fks
BEXP
Johnson 30-19 1H
2962 boe/d
Whiting
Rovelstad 21-13H
2450 boe/d
Whiting
Arnegard 21-26H
3092 boe/d
HIDDEN BENCH
30,905 Net Acres
26 Wells in 2011
1 rig active
Target: M. Bakken
Whiting
Clemens 34-9TFH
2108 boe/d
LEWIS & CLARK
254,818 Net Acres
48 Wells in 2011
6 rigs active
Target: 3Fks
BIG ISLAND
119,784 Net Acres
3 Wells in 2011
Target: Red River & Scallion
Whiting
Maus 23-22
282 boe/d
(Red River)
Whiting
Hecker 21-18TFH
3611 boe/d
Mountrail
Ward
McLean
McKenzie
Dunn
Mercer
Dawson
Billings
Golden Valley
Stark
Prairie
WHITING
Whiting Williston Bakken Plays
Whiting acreage within the Bakken Hydrocarbon System totals 680,137 net acres including an additional 60,757 net acres not depicted in the prospects above
Wells are gross operated and non-operated
Planned 2011 WLL Operated Wells

In-House Core Analysis.  In April 2011, Whiting installed two scanning electron microscope workstations in its Denver office.  These machines enable us to perform core analyses in weeks rather than months.  We believe that we are one of the few companies in the US to have this in-house capability.

EOR Projects
North Ward Estes Field.  Production from our North Ward Estes field averaged 8,125 BOE per day in the second quarter of 2011.  This average rate represented a 6% increase from the 7,700 net daily rate in the second quarter of 2010.  As we reported in our news release on June 8, 2011, we have been experiencing under-deliveries of CO2 contract quantities from our North Ward Estes field CO2 supplier.  The shortfall in June 2011 was approximately 25 MMcf per day below our contracted delivery volume of 134 MMcf per day.  The supplier attributes the shortfall primarily to a production imbalance currently being made up by the supplier to a co-owner of McElmo Dome.  For most of July 2011, our daily CO2 deliveries have increased to approximately 122 MMcf, and the supplier has informed us they plan to resume delivery of full contract quantities by September 30, 2011.   Whiting is currently injecting approximately 250 MMcf of CO2 per day into the field, of which about 60% is recycled gas.

New CO2 Supply Agreements.  Whiting recently signed a 15-year CO2 supply agreement with Summit Power Group, LLC and Blue Strategies, LLC. Whiting will receive man-made CO2 as a by-product of Summit’s Texas Clean Energy Project (TCEP), a coal gasification project to be built in Penwell, Texas.  Penwell is located approximately 18 miles east of the North Ward Estes field.  Whiting will be the first in the Permian Basin to purchase CO2 from a power project that will generate power through the coal-gasification process.  The plant is expected to commence operations in late 2014 or early 2015, at which time Whiting will receive 80 MMcf of compressed CO2 per day.

With our existing supplier of CO2 at North Ward Estes, Whiting recently executed a new CO2 supply contract and an amendment to that new supply contract for additional CO2 supply for a six-year period, beginning January 1, 2012.  We estimate that we will have sufficient supplies of CO2 to fully execute our development plans at North Ward Estes for several years. The first two phases of the North Ward Estes project were completed by December 2009, Phase 3 began in December 2010, and Phase 4 is expected to be implemented before year-end 2011.

Postle Field.  The Postle field, located in Texas County, Oklahoma, produces from the Morrow sandstone at a depth of approximately 6,500 feet.  In the second quarter of 2011, the field produced at an average net rate of 8,095 BOE per day, a decrease of 15% from the 9,550 BOE per day average rate in the second quarter of 2010.  Cold weather and resulting paraffin issues were primarily responsible for this decline.  In July 2011, production has recovered to 8,350 BOE per day.

Operated Drilling and Workover Rig Count
As of July 15, 2011, 24 operated drilling rigs and 45 operated workover rigs were active on our properties.  We were also participating in the drilling of four non-operated wells, all in North Dakota.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	9	8
Lewis & Clark	6	1
Other	2	7
Central Rockies
Redtail Prospect (1)	0	0
CO2 Projects
Postle	1	2
North Ward Estes	1	17
Permian
Big Tex	3	8
Other	2	0
Mid-Continent	0	2
Totals	24	45

(1) Rig returns in September 2011.

We expect our operated drilling rig count to average approximately 22 in 2011.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2011 and 2010:

	Three Months Ended
Production	6/30/11	6/30/10	Change
Oil and NGLs (MMBbls)	4.79	4.77	0%
Natural gas (Bcf)	6.29	6.63	(5%)
Total equivalent (MMBOE)	5.84	5.88	(1%)

Average Sales Price
Oil and NGLs (per Bbl):
Price received	$92.50	$69.78	33%
Effect of crude oil hedging (1)	(3.40)	(0.68)
Realized price	$89.10	$69.10	29%

Natural gas (per Mcf):
Price received	$4.94	$4.52	9%
Effect of natural gas hedging (1)	0.03	0.04
Realized price	$4.97	$4.56	9%

(1)    Whiting realized pre-tax cash settlement losses of $16.3 million on its crude oil hedges and gains of $0.2 million on its natural gas hedges during the second quarter of 2011.  A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half 2011 Costs and Margins
A summary of production, cash revenues and cash costs are as follows:

	Per BOE, Except Production
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Production (MMBOE)	5.84	5.88	11.78	11.27

Sales price, net of hedging	$78.45	$61.25	$74.36	$61.44
Lease operating expense	12.65	11.52	12.34	11.41
Production tax	5.87	4.43	5.60	4.54
General & administrative	3.58	2.62	3.34	2.58
Exploration	2.12	1.81	2.29	1.75
Cash interest expense	2.26	2.17	2.17	2.27
Cash income tax expense	0.27	0.90	0.31	0.59
	$51.70	$37.80	$48.31	$38.30

During the second quarter, the company-wide differential for crude oil/NGLs compared to NYMEX was $10.05 per barrel, which compared to $12.41 per barrel in the first quarter of 2011.  We expect our company-wide oil price differential to average between $10.00 and $11.00 during the third quarter of 2011.  Within the Bakken, Whiting’s operated production had a differential of approximately $7.00 per barrel in July 2011.  The Bakken has been experiencing lower differentials due to the Horizon Pipeline, which transports heavy crude from Canada, being down or transporting crude at a restricted rate.  This situation is expected to continue through the third quarter of 2011.

The company-wide basis differential for natural gas compared to NYMEX in the second quarter was at a premium of $0.62 per Mcf, which compared to a premium of $0.90 per Mcf in the first quarter of 2011.  We expect our natural gas to sell at a premium price of between $0.50 and $0.80 during the third quarter of 2011.

Second Quarter and First Half 2011 Drilling Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three and six months ended June 30, 2011:

	Gross/Net Wells Completed				Expl. & Dev. Cost
	Producing	Non-Producing	Total New Drilling	% Success Rate	(in MM)(2)
Q2 11	52 / 25.5	0 / 0	52 / 25.5	100% / 100%	$422.6
6M 11	106 / 48.3	5 / 4.2 (1)	111 / 52.5	96% / 92%	$813.2

(1)
Includes one exploratory dry hole and one development dry hole for shallow Wilcox at Greenbranch field in McMullen Co., TX, one re-entry mechanical failure exploratory well at the Big Tex prospect, Pecos Co., TX, one exploratory Niobrara dry hole in Carbon Co., WY and one non-op development Red River oil test in Richland Co., MT.

(2)	Includes $37.6 million and $119.3 million of acreage acquisition costs for the three and six months ended June 30, 2011, respectively.

Outlook for Third Quarter and Full-Year 2011
The following table provides guidance for the third quarter and full-year 2011 based on current forecasts, including Whiting’s full-year 2011 capital budget of $1,600.0 million.

Guidance
	Third Quarter 2011	Full-Year 2011
Production (MMBOE)	6.40 - 6.60	25.15 - 25.55
Lease operating expense per BOE	$11.50 - $11.80	$11.70 - $11.90
General and admin. expense per BOE	$3.40 - $3.60	$3.30 - $3.50
Interest expense per BOE	$2.30 - $2.50	$2.30 - $2.50
Depr., depletion and amort. per BOE	$19.00 - $19.40	$18.80 - $19.20
Prod. taxes (% of production revenue)	7.3% - 7.6%	7.4% - 7.7%
Oil price differentials to NYMEX per Bbl	$10.00 - $11.00	$10.00 - $11.00
Gas price premium to NYMEX per Mcf (1)	$0.50 - $0.80	$0.50 - $0.80

(1)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of July 1, 2011:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	June 2011
Period	(Bbls per Month)	(per Bbl)	Oil Production
2011
Q3	904,479	$61.01 - $98.31	57.0%
Q4	904,255	$61.00 - $98.31	57.0%

2012
Q1	659,054	$59.93 - $106.28	41.5%
Q2	658,850	$59.93 - $106.27	41.5%
Q3	658,650	$59.93 - $106.26	41.5%
Q4	658,477	$59.92 - $106.26	41.5%

2013
Q1	290,000	$47.67 - $90.21	18.3%
Q2	290,000	$47.67 - $90.21	18.3%
Q3	290,000	$47.67 - $90.21	18.3%
Oct	290,000	$47.67 - $90.21	18.3%
Nov	190,000	$47.22 - $85.06	12.0%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of July 1, 2011:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	June 2011
Period	(MMBtu per Month)	(per MMBtu)	Gas Production
2011
Q3	35,855	$6.00 - $13.65	1.7%
Q4	34,554	$7.00 - $14.25	1.6%

2012
Q1	33,381	$7.00 - $15.55	1.6%
Q2	32,477	$6.00 - $13.60	1.5%
Q3	31,502	$6.00 - $14.45	1.5%
Q4	30,640	$7.00 – $13.40	1.5%

Whiting also has the following fixed-price natural gas contracts in place as of July 1, 2011:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	June 2011
Period	(MMBtu per Month)	(per MMBtu)	Gas Production
2011
Q3	772,460	$5.30	36.8%
Q4	772,460	$5.30	36.8%

2012
Q1	577,127	$5.30	27.5%
Q2	461,460	$5.41	22.0%
Q3	465,794	$5.41	22.2%
Q4	398,667	$5.46	19.0%

2013
Q1	360,000	$5.47	17.1%
Q2	364,000	$5.47	17.3%
Q3	368,000	$5.47	17.5%
Q4	368,000	$5.47	17.5%

2014
Q1	330,000	$5.49	15.7%
Q2	333,667	$5.49	15.9%
Q3	337,333	$5.49	16.1%
Q4	337,333	$5.49	16.1%

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Selected operating statistics
Production
Oil and NGLs, MBbl	4,787	4,773	9,560	9,068
Natural gas, MMcf	6,289	6,632	13,289	13,189
Oil equivalents, MBOE	5,835	5,878	11,775	11,266
Average Prices
Oil per Bbl (excludes hedging)	$92.50	$69.78	$87.18	$70.23
Natural gas per Mcf (excludes hedging)	$4.94	$4.52	$4.97	$5.07
Per BOE Data
Sales price (including hedging)	$78.45	$61.25	$74.36	$61.44
Lease operating	$12.65	$11.52	$12.34	$11.41
Production taxes	$5.87	$4.43	$5.60	$4.54
Depreciation, depletion and amortization	$18.89	$16.09	$18.51	$17.05
General and administrative	$3.58	$2.62	$3.34	$2.58
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$481,206	$377,627	$913,427	$728,898
Total costs and expenses	$163,688	$175,157	$563,685	$386,914
Net income available to common shareholders	$202,880	$119,926	$222,024	$201,147
Earnings per common share, basic	$1.73	$1.18	$1.89	$1.97
Earnings per common share, diluted	$1.71	$1.06	$1.87	$1.79

Average shares outstanding, basic (1)	117,373	101,989	117,308	101,906
Average shares outstanding, diluted (1)	118,659	118,449	118,707	118,469
Net cash provided by operating activities	$374,163	$243,586	$588,218	$440,133
Net cash used in investing activities	$(445,357)	$(165,631)	$(846,613)	$(290,136)
Net cash provided by (used in) financing activities	$77,257	$(75,487)	$250,532	$(146,436)

(1)	All share and per share amounts have been retroactively restated for the 2010 periods to reflect the Company’s two-for-one stock split in February 2011.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 28, 2011 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2011 financial and operating results.  Please call (866) 202-0886 (U.S./Canada) or (617) 213-8841 (International) and enter the pass code 36481811 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 28, 2011.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 28, 2011 and continuing through Thursday, August 4, 2011.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 79877685.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state regulatory initiatives relating to the regulation of hydraulic fracturing;  the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry;  our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$11,089	$18,952
Accounts receivable trade, net	211,937	199,713
Prepaid expenses and other	20,189	14,878
Total current assets	243,215	233,543

Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	6,337,627	5,661,619
Unproved properties	319,271	226,336
Other property and equipment	140,428	98,092
Total property and equipment	6,797,326	5,986,047
Less accumulated depreciation, depletion and amortization	(1,845,652)	(1,630,824)
Total property and equipment, net	4,951,674	4,355,223

Debt issuance costs	33,388	34,226

Other long term assets	58,655	25,785

TOTAL ASSETS	$5,286,932	$4,648,777

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2011	December 31, 2010
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$77,020	$35,016
Accrued capital expenditures	96,005	84,789
Accrued liabilities and other	115,020	153,062
Revenues and royalties payable	100,435	82,124
Taxes payable	31,194	30,291
Derivative liabilities	61,820	69,375
Deferred income taxes	3,135	4,548
Total current liabilities	484,629	459,205
Long-term debt	1,060,000	800,000
Deferred income taxes	662,036	539,071
Derivative liabilities	98,735	95,256
Production Participation Plan liability	83,731	81,524
Asset retirement obligations	80,369	76,994
Deferred gain on sale	35,748	41,460
Other long-term liabilities	25,876	23,952
Total liabilities	2,531,124	2,117,462
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 172,400 issued and outstanding as of June 30, 2011 and 172,500 issued and outstanding as of December 31, 2010, aggregate liquidation preference of $17,240,000 at June 30, 2011	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized; 118,113,052 issued and 117,380,843 outstanding as of June 30, 2011, 117,967,876 issued and 117,098,506 outstanding as of December 31, 2010 (1)	118	59
Additional paid-in capital	1,547,342	1,549,822
Accumulated other comprehensive income	2,325	5,768
Retained earnings	1,197,690	975,666
Total Whiting shareholders’ equity	2,747,475	2,531,315
Noncontrolling interest	8,333	-
Total equity	2,755,808	2,531,315

TOTAL LIABILITIES AND EQUITY	$5,286,932	$4,648,777

(1)	All common share amounts (except par value and par value per share amounts) have been retroactively restated as of December 31, 2010 to reflect the Company’s two-for-one stock split in February 2011.

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$473,865	$363,028	$899,548	$703,722
Gain hedging activities	2,391	8,525	5,454	15,259
Amortization of deferred gain on sale	3,570	4,022	6,937	7,759
Gain on sale of properties	1,227	1,918	1,227	1,918
Interest income and other	153	134	261	240
Total revenues and other income	481,206	377,627	913,427	728,898
COSTS AND EXPENSES:
Lease operating	73,785	67,730	145,307	128,585
Production taxes	34,258	26,050	65,902	51,148
Depreciation, depletion and amortization	110,250	94,583	217,978	192,132
Exploration and impairment	20,171	14,509	42,408	27,415
General and administrative	20,913	15,402	39,326	29,036
Interest expense	15,279	15,632	29,737	31,324
Change in Production Participation Plan liability	2,650	4,747	2,207	5,692
Commodity derivative (gain) loss, net	(113,618)	(63,496)	20,820	(78,418)
Total costs and expenses	163,688	175,157	563,685	386,914
INCOME BEFORE INCOME TAXES	317,518	202,470	349,742	341,984
INCOME TAX EXPENSE:
Current	1,565	5,308	3,615	6,638
Deferred	112,804	71,845	123,564	123,418
Total income tax expense	114,369	77,153	127,179	130,056
NET INCOME	203,149	125,317	222,563	211,928
Preferred stock dividends	(269)	(5,391)	(539)	(10,781)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$202,880	$119,926	$222,024	$201,147
EARNINGS PER COMMON SHARE (1):
BASIC	$1.73	$1.18	$1.89	$1.97
DILUTED	$1.71	$1.06	$1.87	$1.79
WEIGHTED AVERAGE SHARES OUTSTANDING (1):
BASIC	117,373	101,989	117,308	101,906
DILUTED	118,659	118,449	118,707	118,469

(1)	All share and per share amounts have been retroactively restated for the 2010 periods to reflect the Company’s two-for-one stock split in February 2011.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income Available to Common Shareholders	$202,880	$119,926	$222,024	$201,147
Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(2,284)	(2,489)	(4,414)	(4,811)
Gain on Sale of Properties	(785)	(1,187)	(781)	(1,189)
Impairment Expense	4,993	2,388	9,827	4,774
Unrealized Derivative Gains	(84,527)	(46,427)	(5,453)	(65,246)
Adjusted Net Income (1)	$120,277	$72,211	$221,203	$134,675

Adjusted Net Income Available to Common Shareholders per Share, Basic (2)	$1.02	$0.71	$1.89	$1.32
Adjusted Net Income Available to Common Shareholders per Share, Diluted (2)	$1.02	$0.66	$1.87	$1.23

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

(2)	All share and per share amounts have been retroactively restated for the 2010 period to reflect the Company’s two-for-one stock split in February 2011.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$374,163	$243,586
Exploration	12,367	10,652
Exploratory dry hole costs	(1,395)	(587)
Changes in working capital	(71,586)	(20,097)
Preferred stock dividends paid	(269)	(5,391)
Discretionary cash flow (1)	$313,280	$228,163

	Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$588,218	$440,133
Exploration	26,966	19,715
Exploratory dry hole costs	(4,297)	(2,597)
Changes in working capital	(12,988)	(3,752)
Preferred stock dividends paid	(539)	(10,781)
Discretionary cash flow (1)	$597,360	$442,718

(1)
Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, loss on early extinguishment of debt, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives, and preferred stock dividends paid, not including the preferred stock inducement premium.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.